STADION INVESTMENT TRUST
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of the 23rd day of October, 2009, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007 (the "Custody Agreement"), is entered into by and between STADION INVESTMENT TRUST F/K/A PMFM INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to show the name change of PMFM Investment Trust to Stadion Investment Trust and the name change of the Funds; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

All references to PMFM Investment Trust in the Custody Agreement shall be replaced with Stadion Investment Trust.

Exhibit C of the Custody Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST	U.S. BANK, N.A.

By:	/s/ Judson Doherty	By:	/s/ Michael R. McVoy

Name:	Judson Doherty	Name:	Michael R. McVoy

Title:	President	Title:	Vice President

EXHIBIT C
to the
Custody Agreement

Fund Names

Separate Series of Stadion Investment Trust

Name of Series
Stadion Core Advantage Portfolio
Stadion Managed Portfolio

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